Exhibit 10.3

Bill Ford	April 12, 2021
Executive Chairman

Jim Farley
President and CEO

Gov. Jon Huntsman
[Redacted]

Dear Jon,

On behalf of Ford Motor Company and pending Board of Directors approval, I am pleased to offer you the position of Vice Chair, Policy an at-will, Leadership Level 1 position, reporting to me and to Bill Ford, Executive Chairman. We believe you have the personal and professional qualifications to make a significant addition to our senior leadership team.

Included within this communication is a summary of the broader range of compensation and benefits related to this offer.1 This complete package replaces any compensation and benefits you currently receive as an Independent Director of the Board. The main features of our offer are summarized below.

Base Salary: $1,000,000 per year
This amount is payable monthly, according to Ford’s regular payroll practices.

Initial Stock Award: $3,000,000
Pending final approval by the Compensation Committee, you will receive an initial stock award with a grant date value of $3,000,000. This award will be granted in the form of time-vested restricted stock units, on or near May 15, 2021. The quantity of restricted stock units will be determined by the Fair Market Value (FMV) of Ford Common Stock using the closing price for Ford Motor Company Common Stock (trading the regular way on the NYSE) on the grant date for this stock award. This award will vest over a three-year period – 33% one year from the grant date, another 33% two years from the grant date, and the remaining 34% three years from the grant date2.

Incentive Compensation Plans:
For the sake of clarity, you will not be eligible for annual awards under the Company’s Annual Incentive Compensation Plan (bonus) or the Long-Term Incentive Plan (annual stock award).

Retirement/Savings Plans:
Upon hire, you will have the ability to determine and manage your investment elections under the following plans:
•Savings and Stock Investment Plan (SSIP): Company-sponsored 401(k) retirement and savings plan, inclusive of Ford Retirement Plan (FRP).
◦The plan provides Company retirement (FRP) contributions to an SSIP account on your behalf of 3.5% to 5.5% of your eligible base salary, based upon your age. Vesting of the FRP contributions is on the third anniversary of your date of hire.
◦If you choose to contribute your own savings to SSIP, the plan provides Company matching contributions of 90% on the first 5% of your own savings (4.5% maximum match). Vesting of the Company matching contributions is on the third anniversary of your date of hire.

•Benefit Equalization Plan (BEP): The company credits notional contributions to a BEP account on your behalf to make up for Company matching contributions and FRP contributions that would have been made to the SSIP, but were not permitted due to legal limitations on the amount of compensation and/or contributions. This is a non-qualified, unfunded plan.
•Defined Contribution Supplemental Executive Retirement Plan (DC SERP): An additional benefit provided to certain executives where notional contributions are credited to a DC SERP account on your behalf, based upon your age and leadership level. This is a non-qualified, unfunded plan.
•The combination of FRP, BEP and DC SERP contributions total 20% of your salary.
•Vesting of the BEP and DC SERP Contributions requires the following conditions be met:
◦5 years of service at LL4+, and either,
◦55 years of age with 10 years of total service, or
◦65 years of age with 5 years of total service.

Vacation and Holidays:
In 2021, you will be eligible for 18 days of paid vacation and the paid holidays observed at Ford. In 2022, you will be eligible for 6 weeks of paid vacation, earned monthly per Company policy.

Vehicle Program:
You will be eligible for two free Evaluation vehicles, with fuel, for the purpose of obtaining on-road testing and evaluation. You will also be eligible for up to two lease vehicles under the terms of the Management Lease Vehicle Evaluation Program.

Ford Benefits:
Upon your hire, you will be eligible for other Company benefits, as detailed in the attachment.1 Please refer to the attachment for information on coverage levels, enrollment requirements and other relevant information.

Tax Consequences and Possible Delays in Payment to Avoid Penalties:
You are solely responsible and liable for all taxes that may arise in connection with the compensation and benefits that you receive from Ford. This includes any tax arising under Section 409A of the Internal Revenue Code of 1986, as amended (Code). In the event Ford determines that you are a “specified employee” under Code Section 409A, any nonqualified deferred compensation benefit payable upon termination of employment while a “specified employee” will be delayed until the first day of the seventh month following such termination. Please consult your personal financial or tax advisor about the tax consequences of your compensation and benefits. No one at Ford is authorized to provide this advice to you.

This offer of at-will employment is subject to the following conditions:
•A completed Health History Form and employment application
•A valid proof of identification and acceptable evidence that you are authorized to work in the United States
•Determination, to our satisfaction, that information provided by you in your job application and/or resume is valid. This offer is contingent upon successful completion and passing of the background check.
•Establishment to Ford’s reasonable satisfaction that your commencement of employment with Ford will not violate any agreement (such as a non-competition agreement) between you and any prior employer

In addition, your acceptance of this offer is contingent upon the return of the following signed documents:
•Non-Disclosure Agreement
•Confidential Information, Non-compete, and Inventions Assignment Agreement
•Acknowledgement Regarding Ford’s Prohibition of Use of Confidential Information of Other Entities

Other documents we require all employees to execute before they start work (i.e. tax forms, direct deposit form) will be provided to you separately.

This offer remains in effect until April 14, 2021. We anticipate that your effective date of hire will be May 3, 2021.

Please plan to provide proof of identification (e.g. passport, driver’s license or other documentation with a photo or physical description) and proof of the ability to work in the United States (e.g. visa, work permit, etc.) when you report for your first day of work. Michigan law will control all issues arising under this offer.

Jon, we are pleased to offer you this opportunity to expand your role on the Ford team and look forward to your favorable response.

Sincerely,

/s/ Bill Ford

Bill Ford

/s/ Jim Farley

Jim Farley

I have read the foregoing offer of at-will employment. I agree with and accept this offer of employment subject to the terms and conditions detailed above.

Signature:	/s/ Jon M. Huntsman, Jr.	Date:	April 12, 2021

Attachments:
•Employee Application
•Benefit Summary
•Non-Disclosure Agreement
•Confidential Information, Non-compete, and Inventions Assignment Agreement
•Acknowledgement Regarding Ford’s Prohibition of Use of Confidential Information of Other Entities
•Background Check Authorization Form

Upon a verbal acceptance, you will be sent additional instructions and the official forms to be signed and returned.

1 Items described in this letter and the attachments, are subject to the terms and conditions of the individual plans and programs. To the extent this summary conflicts with the terms and conditions of the individual plan and program documents, the individual plan and program documents will control. The Company reserves the right to amend or terminate its benefit or pension plans at any time in the future.
2 Stock award grants are subject to the terms and conditions of the Company’s Long-Term Incentive Plan (LTIP) and approval by the Compensation Committee of the Board of Directors, or its permitted delegates, as provided in the LTIP. Among other provisions, the LTIP requires stock award grants to be canceled if your employment is terminated for any reason within six months of the grant date.
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